Exhibit 10.22

«Date»

«Full_Name»

IntriCon Corporation

1260 Red Fox Road

Arden Hills, MN 55112

Dear «M_1st_Name»:

I am pleased to inform you that on «Grant_Date» the Compensation Committee of the Board of Directors of IntriCon Corporation granted you options to purchase «Shares» Common Shares of the Company under the Company’s 2015 Equity Incentive Plan (the “Plan”) at an exercise price of $«Price» per share.

Under the Plan, the Company may grant either incentive stock options or non-qualified stock options. The options granted to you are intended to be incentive stock options.

Provided you do not experience a Status Change (as defined in the Plan, generally a termination of employment) prior to each applicable vesting date and subject to earlier vesting as provided in the Plan, the options will become vested and exercisable as follows: (i) if the 2017 minimum net income from continuing operations target is achieved and the applicable percentage (up to 100%) of your respective strategic objectives are met, all as set forth on Exhibit A (the “Performance Conditions”); AND (ii) thereafter in three equal annual installments beginning with the first installment becoming vested and exercisable on the first anniversary of the date that the Performance Conditions described in clause (i) are satisfied. If and to the extent that the Performance Conditions described in clause (i) are satisfied, the Company will provide to you an acknowledgement in the form attached as Exhibit B setting forth the number of shares subject to this option that will be subject to the time-based vesting and exercisability conditions described in clause (ii) and the applicable dates of exercisability. If and to the extent that the Performance Conditions described in clause (i) are not satisfied, this option will terminate as set forth in the acknowledgement.

The exercise price for your options shall be payable in cash, by the “net exercise” method without the payment of cash or as otherwise permitted under the Plan.

Once options become exercisable, they will remain exercisable until they are exercised or until they terminate. Unless earlier terminated pursuant to the terms of the Plan, all options granted hereby shall terminate on «Terminate»1 (the “Scheduled Expiration Date”). While the specific terms of the Plan will govern, generally:

●	If you experience a Status Change due to your death, Disability or Retirement (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the Scheduled Expiration Date;

1 Insert July 25, 2027.

●	If you experience a Status Change due to any other reason, any options that you had that were not exercisable as of the date of your Status Change will expire. You may exercise options that were exercisable as of the date of your Status Change at any time prior to the earlier of (a) 90 days after the date of your Status Change and (b) the Scheduled Expiration Date.

Subject to the Plan, this option shall become exercisable in full upon the occurrence of a Change in Control (as defined in the Plan), [subject to the satisfaction of the Performance Conditions.]

This option is subject to cancellation in the event that your employment is terminated for Cause (as defined in the Plan) and under other circumstances described in the Plan.

Further terms governing the options granted to you are set forth in the Plan, which is incorporated herein by reference. A copy of the Plan is available from the Human Resources Department.

If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing and returning the enclosed copy of this letter, whereupon you and the Company shall be legally bound hereby under Pennsylvania law.

Very truly yours,

INTRICON CORPORATION

By:
«From»
«Title»
«M_2nd_line»

Accepted and Agreed:

«Full_Name»

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

Exhibit A

Performance Conditions

Financial Component

Strategic Component

Strategic Objective	Percentage of Options

100%

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

Exhibit B

Form of Acknowledgement

[insert A or B]

[A]

[The Compensation Committee of the Board of Directors of IntriCon Corporation has determined that with respect to the stock option granted to you as of «Grant_Date» (the “Option Award”), the Performance Conditions applicable to such Option Award have been satisfied with respect to [       ] shares of common stock subject to the Option Award. [Add if applicable: The balance of the Option Award has terminated].

Provided you do not experience a Status Change (as defined in the Plan) prior to each applicable vesting date and subject to earlier vesting as provided in the Plan, these options will become exercisable as follows:

Date First Exercisable	Number of Shares
«M_1st_Exercise»	«M__shares»
«M_2nd_Ex»	«M__shares1»
«M_3rd_Ex»	«M__shares2»]

[B]

[The Compensation Committee of the Board of Directors of IntriCon Corporation has determined that with respect to the stock option granted to you as of «Grant_Date» (the “Option Award”), none of the Performance Conditions applicable to such Option Award have been satisfied and such Option Award has fully terminated].

Very truly yours,

INTRICON CORPORATION

By:
«From»
«Title»
«M_2nd_line»

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com